Exhibit T3B.1

ARTICLES OF ASSOCIATION

OF

UTAC Thai Holdings Limited

CHAPTER I

General

1.	These regulations shall be called the Articles of Association of UTAC Thai Holdings Limited.

2.	Unless otherwise specified “Company” shall mean UTAC Thai Holdings Limited.

3.	Unless otherwise stipulated, the provisions in the Civil and Commercial Code regarding limited companies shall apply.

4.	Any addition to or amendment of these Articles or the provisions in the Memorandum of Association must be approved by a special resolution of the general meeting.

CHAPTER II

Shares and Shareholders

5.	The Company’s shares shall consist solely of ordinary shares entered in a name certificate.

6.	Transfer of shares must be made in writing and he signed by the transferor and the transferee, with one witness at least. Share transfers shall be effective as to the Company and third persons only when the Company has recorded such transfers into the register of shareholders.

7.	In the case when a shareholder dies or is adjudged bankrupt, the recipient of his estate or administrator of his estate, or person who is entitled to the shares must produce legitimate evidence before the Company, and when the Company is satisfied with the validity of such evidence and that it is not contrary to the Articles of Association of the Company, the person upon whom the shares devolve shall be registered as a shareholder of the Company.

8.	In respect of a share certificate which is defaced or damaged in essence, the shareholder may request for a new share certificate in substitution thereof and shall return the old share certificate to the Company. A new share certificate shall be issued within a specific date as required by law.

In case a share certificate is lost or damaged, the shareholder shall submit to the Company evidence of lodging a complaint with the police and other evidence acceptable to the Company, Upon receipt of such evidence and such indemnity that the Company may request, the Company shall issue a new share certificate the person whose name is entered on the share register.

9.	The Company shall not own its own shares, or take them in pledge.

CHAPTER IIIC

General Meetings

10.	A general meeting of shareholders shall be held within six months after registration and shall subsequently be held at least once. in every twelve months. Such meeting is called an “Ordinary Meeting”. All other general meetings are called “Extraordinary General Meetings”. The Board of Directors may summon Extraordinary Meetings whenever they think fit.

11.	Notice of a general meeting shall be published at least once in a local newspaper not less than seven (7) days before the date fixed for the meeting and be sent by registered mail with return receipt requested, to every shareholder whose name appears in the register of shareholders not less than seven (7) days before the date fixed for the meeting, except for notice of a general meeting for adopting a special resolution, in which case such acts shall be done not less than fourteen (14) days before the date fixed for the meeting.

The notice shall specify the place, the day and the hour of meeting and the nature of the business to be transacted. In case of notice of a general meeting for adopting a special resolution, the substance of the proposed resolution must also be included.

12.	Ordinary Meetings shall be summoned for the purposed of:

(i)	Reviewing the report of the Board of Directors covering work done during the previous period and suggestions as to future courses of action.

(ii)	Considering the balance sheet and the profit and loss account of the preceding fiscal year and approving the same.

(iii)	Reviewing payment of dividends and remunerations and the apportionment of amounts as reserve capital.

(iv)	Election of new directors in place of those who must retire on the expiration of their terms.

(v)	Appointment of an auditor.

(vi)	Other business.

13.	Shareholders or their authorized representatives representing at least Fifty-One (51%) percent of the Company’s shares shall constitute a quorum for all general meetings.

14.	In casting votes at a general meeting, whether on a show of hands or on a poll, each shareholder shall have one vote for each share of which he is the holder.

All resolutions shall require an affirmative vote of a simple majority (51%) of the shares present or represented at the meetings, except as provided below.

Decisions on the following matters shall be made by special resolution only, which must be approved at the general meeting by a majority of not less than three-fourths of the votes of the shareholders present and having the right to vote.

(1)	To amend the Memorandum or Articles of Association.

(2)	To increase registered capital.

(3)	To reduce registered capital.

(4)	To dissolve the Company.

(5)	To amalgamate with another Company.

(6)	To allot new Shares as fully or partly paid up otherwise than in money.

15.	Any shareholder may vote by proxy provided the power given to such proxy is in writing. The instrument appointing a proxy shall be dated and signed by the shareholder and shall contain the following particulars:

(1)	The number of shares held by the shareholder.

(2)	The name of the proxy.

(3)	The meeting or meetings or the period for which the proxy is appointed.

If a proxy proposes to vote at a meeting, the instrument of appointment of the proxy must be deposited with the Chairman before or at the beginning of that meeting.

16.	The Chairman of the Board of Directors shall preside at the every general meeting, If there is no such Chairman, or if he is not present within fifteen minutes after the time appointed for holding the meeting, the shareholders present may elect one of the other to be Chairman.

17.	The Chairman may postpone a general meeting with the consent of the meeting. But in the succeeding meeting no other business may be discussed except that pending from the previous meeting.

18.	A shareholder (and his proxy) who has in a resolution a special interest may not vote on such resolution.

CHAPTER IV

Directors and Auditors

19.	A Board of Directors shall be elected by the general meeting to carry out the Company’s business under the control of the general meeting of shareholders and subject to these Articles.

A Director need not be a shareholder in the Company.

A Director can be removed for any reason by the general meeting.

A Director shall not be personally liable for any acts or omissions excepting those involving fraud or willful wrongdoing.

20.	The number of the Company’s directors shall be fixed from time to time by the general meeting of the Shareholders.

21.	At the first ordinary meeting after the registration of the Company and at the first ordinary meeting in every subsequent year, one-third of the directors, or, if their number is not a multiple of three, then the number nearest to one-third must retire from office. A retiring director is eligible for re-election.

22.	Any vacancy among the members of the Board of Directors occurring otherwise than under Article 19 or 21 may be filled by the Board of Directors, provided that any such appointment is approved by at least one director nominated or appointed by any shareholder holding at least 51% of the shares. Any person so appointed shall retain office only during such time as the director whom he replaces would have been entitled to retain the same.

23.	Regular meetings of the Board of Directors shall be held at such time and places as the Board may determine.

24.	Whenever any notice whatsoever is required to be given to any director or whenever a matter is submitted at any meeting of directors and such matters were omitted from the proposed agenda for such meeting in the notice therefore, a written waiver of such notice or of such omission, signed by the person or persons entitled to any such notice whether before or after the time of the meeting stated herein, shall be deemed equivalent to the timely giving of such notice or the including or such matter in the proposed agenda, as the ease may be.

25.	At all meetings of the Board of Directors, a quorum shall consist of a majority of the total number of directors then in office, provided that at least one director nominated or appointed by any shareholder holding at least 51% of the shares of the Company is present in person. All actions, appointments and decisions of the Board of Directors shall be decided by a simple majority vote of the directors present at a meeting.

26.	The Board of Directors is empowered to fix, make changes and also set the conditions of the Directors authorized to sign and bind the Company including the signing conditions of the said Director(s).

27.	An auditor shall be elected and his remuneration fixed every year at an ordinary meeting, A retiring auditor is eligible for a re-election. No Company’s directors, representative or employee may be elected as auditor during the period of his office.

CHAPTER V

Books and Accounts

28.	The annual accounting year of the Company shall commence and terminate on the 1st of January and 31’” of December respectively.

29.	The Company’s books and accounts shall be maintained according to international accounting practice and procedures generally acceptable in Thailand.

30.	The directors shall cause true and complete accounts to be kept:

(i)	of the sums received and expended by the Company and of the matters in respect of which each receipt or expenditure takes place;

(ii)	of the assets and liabilities of the Company;

(iii)	of the shareholders’ equity and capital reserves.

31.	The directors shall make a balance sheet at least once in every twelve months, at the end of such twelve months as constitute the accounting year of the Company, it must contain a summary of the assets and liabilities of the Company and a profit and loss account.

32.	The directors shall have the balance sheet examined by the Company’s auditor and submitted to a genera] meeting for adoption within four months after the end of the accounting year. A copy of the balance sheet must be sent to every person entered in the register of shareholders not less than three days before the general meeting.

33.	The directors must cause minutes of all proceedings and resolutions of meetings of shareholders and directors to be duly entered in the books which shall be kept at the registered office of the Company. Any such minutes signed by the Chairman of the meeting at which such resolutions were passed or proceedings held, or by the Chairman of the next succeeding meeting, are presumed correct evidence of the matters therein contained, and all resolutions and proceedings of which minutes have been so made are presumed to have been duly passed.

CHAPTER VI

Dividends and Reserves

34.	Except for interim dividends, as provided in Article 36, no dividend may be declared except by a resolution passed in a general meeting.

Notice of any dividend that may have been declared shall be given by letter to each shareholder whose name appears in the register of shareholders.

35.	The Company must appropriate to a reserve fund at each distribution of dividends, at least one twentieth of the profits, until the reserve fund reaches one-tenth of the capital of the Company, Notwithstanding the foregoing, the directors may submit to the general meeting a resolution to appropriate amounts to other reserve funds as may seem feasible in executing the Company’s business.

36.	The Board of Directors may from time to time pay to the shareholders such interim dividends as appear to the directors to be justified by the profits of the Company.

CHAPTER VII

Increase of Capital

37.	The Company may, by special resolution, increase its capital by issuing new shares.

No new shares of the Company may be allotted as fully or partly paid up otherwise than in money, except in execution of a special resolution. All new shares must be offered to the shareholders in proportion to the shares held by them.

38.	The Company may not issue debentures

CHAPTER VIII

Company’s Dissolution

39.	Upon dissolution of the Company, the general meeting of shareholders shall appoint one or more liquidators, who may be the Company’s director(s) or other person(s). The scope of authority of the liquidator(s) shall be determined by the general meeting of shareholders as deemed appropriate.

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These Articles of Association have been approved by the Statutory Meeting, held on April 8, 2010.

Signed /s/ Boonchai Jognjitaree Director
(Mr. Boonchai Jonhjitaree)

- Stamp Duty - Baht 200